Exhibit 99.2

10th March, 2013

Doug Smith
CEO and Founder
Village Green Global, Inc.

By Email:  Doug Smith doug@villagegreenglobal.com; "Michael W. Malott" mike@semperpacific.com

Re:   Letter of Intent /Pre-Contract for Proprietary Software Development

Dear Doug:

This Letter of Intent summarizes the principal terms and conditions of the proposed Agreement between E-Waste Systems, Inc. of 101 First St #493, Los Altos, CA  94022, (hereafter “Company”), and Village Green Global, Inc., a Delaware corporation located at 16211 Parkside Lane #101, Huntington Beach, Ca. 92647 (hereafter “Developer”), referred to jointly in this document as the “Parties." Subject to the conditions set forth below and to the successful negotiation and execution of a definitive agreement (the “Agreement”), which will fully reflect the understanding and agreement of the Parties, the Company and Developer intend to consummate the following Letter of Intent :

1.Nature of Proposed Agreement

The Company intends to engage Developer to provide development services to produce a asset recovery/e-waste software product as a module to the current Software as a Service offerings of the Developer ( the “Product”).  The Top Level Design for the Product and its target platform are attached to this letter in attachment “A”.  The Parties agree to make every effort to complete the Product according to the Development Schedule attached to this letter as attachment “B”.   The development services will be provided by Developer basis for a fixed Development Fee, which is $67,000. The breakdown of payments attached to this document as attachment "C".

The Parties acknowledge that a Detailed Design for the Product (Functional Specification) and a Development Plan based upon that design need to completed in order for the execution to occur and that ultimate value in only realized when the Product is finally completed.   The Parties, therefore, agree to develop the Product in Phases.

2.Development Phase:

Developer will develop the Product in Phases.  Each Phase has specific Deliverables from the Company and from Developer. The development will proceed through the following three phases:  Design Phase, Prototype Phase, and Production Phase.  Each Phase contains progress milestones, which trigger a payment from the Company to Developer.

Doug Smith
CEO and Founder
Village Green Global, Inc.
10th March, 2013

3.Design phase:

In the Design Phase, Developer produces and delivers The Detailed Design Specifications ("Specifications") which includes the Functional Specification document, screen layouts and designs,  character designs,  and color treatments.   The Specifications determine the development plan, delivery milestones, approval process, change order process and other items in the Agreement.  During the Design Phase, Developer creates the Development Plan and the Final Delivery Schedule for sign-off by the Company .

The Parties acknowledge that the Design Phase is an iterative, subjective, creative process.  Using the Top Level Design as a point of departure, and affording The Company meaningful consultation, Developer will create Version 1.0 of the Detailed Design Specification.  Developer will present the Specification to the Company.  The Company will respond to the Detailed Design Specification, and Developer will modify Version 1.0 and produce Version 1.1 of the Detailed Design Specification.

4.Prototype Phase:

In the Prototype Phase, Developer produces and delivers a Proof of Concept - a working "mini-" version of the product delivered online, which includes final functionality, software, reporting, analytics, etc..  The Proof of Concept is a subset of the final product - representing a portion of the final product.  The Proof of Concept will be suitable for demonstration purposes, focus testing, and preliminary marketing of the product.  The parties acknowledge that the Proof of Concept is used to determine if the design of the product is acceptable and the intended outcome of the product can be realized if development moves forward.

5. Production Phase:

In the Production Phase, Developer completes all final coding, functionality, reporting, title engineering and quality assurance.   Developer performs all work during the Production Phase according to the final, approved Detailed Design Specification.   Developer affords the Company ample and regular access to the work to assure conformance with the Detailed Design Specification.

6.Payments and Terms

Payments are made according to the schedule agreed upon by the Parties, which is attached.  EWSI shall have the right to pay all or any portion of each payment in the form of newly issued shares of its common stock, at a price equivalent to 70% of the volume moving weighted average closing price per share of its common stock as reported on Yahoo Finance.

The Company will also pay Developer a royalty of 2% of the Company’s net revenues on the Product for the two years following completion.  “Net Revenues” will be defined in the Agreement, but will generally be equal to all sums received or due to the Company with respect to the Product, less cost of goods (Computed according to GAAP), taxes, insurance and handling.  In addition, before disbursing any royalties to Developer, the Company will be entitled to recoup all Development Fees paid to Developer.

Doug Smith
CEO and Founder
Village Green Global, Inc.
10th March, 2013

7.Changes and Modifications

During the Production Phase of development of the Product, the Company may request certain changes and modifications. Changes and Modifications will generally fall into two categories:  (1) Changes that must be made by Developer to the Product so that the Product conforms to the approved Detailed Design Specification or (2) Changes to the Detailed Design Specification.  Developer will make all changes necessary to conform the Product to the Detailed Design Specification at no cost if related to 7.1. the Company will bear all reasonable costs associated if related to 7.2.

 Changes to the Detailed Design Specification will be considered either “Soft” Changes or “Hard” Changes.  “Soft” Changes are those changes which do not materially affect the cost or time for development, and will be made at no additional cost to the agreed upon Development Fee.  “Hard” Changes are those changes that deviate significantly from the Specification, add features or functionality, or materially add to the cost and time of Development.  Developer will quote a reasonable additional fee to make “Hard” Changes, and the Company will pay for any elected “Hard” changes at the next agreed-upon payment milestone.

8.Expenses

The Agreement will provide that each party will bear its own expenses of performance.

9.Ownership

As between Developer and the Company, Developer  will be the exclusive  owner of the Product and Company will not own any part thereof.  Developer will license to the Company  the Product on a royalty free basis for the later of 2 years from completion or when the Company has recouped all fees paid to the Developer, including the Company’s required time per the Development Schedule below (chargeable at $100/hour). The Developer agrees to provide all necessary tools and support which are necessary for the Company to market and distribute the Product  worldwide via the internet.  All rights not expressly granted in the Agreement will remain with Developer, including the right to develop versions of the Product.  All performers, employees and independent contractors of Developer will sign agreements conveying sufficient rights to Developer so that no third party will have any colorable claim of rights with respect to the Product, and in particular, no right to receive royalties or other payments.  The Agreement will also include warranties, representations and indemnities concerning Developer’s ownership, non-infringement and other matters.

10.  Subcontract

The Company understands and agrees that Developer may subcontract certain portions of the development work.

Doug Smith
CEO and Founder
Village Green Global, Inc.
10th March, 2013

11.Work During Pending Negotiations Notwithstanding Non-Binding Nature of Letter of Intent

The parties agree that Developer will commence work on the Design Phase of the Product promptly upon execution of this Letter of Intent and payment to Developer by the Company for The Detailed Design Specification fee.  Developer will proceed diligently and use its reasonable best efforts to prepare the Product until such time as this Letter of Intent expires.

It is the intention of the parties that this Paragraph 11 shall be binding upon the parties upon execution of this Letter of Intent by both parties, notwithstanding the non-binding nature of this Letter of Intent, and neither construed as creating, an obligation to enter into the Agreement or to otherwise proceed with the transactions proposed by this Letter of Intent beyond the limited extent agreed to under this Paragraph 11.

12.End User Technical Support

The Agreement will provide that the Developer is to be solely responsible for providing technical support to end users of the Product.

13.Confidentiality

The parties agree that this Letter of Intent, and the Agreement, if any, will be maintained in confidence by both parties except to the extent of any mutually agreed upon disclosure of information, or obligation with regard to the Securities and Exchange Commision.  The Agreement will contain a like provision.

14.Final Agreement

It is the intention of the parties that they will negotiate in good faith and execute the final Agreement within 20 days of today’s signing, substantially in the form and content as this Agreement.  This Letter of Intent is an offer to enter into a contract, and each party’s signature hereon is intended to be, and shall be deemed to be, an acceptance of the offer by the other party and is subject only to completion of a definitive agreement and board approval.  If neither is completed within the 20 days, this agreement will terminate and have no further effect.

Developer	EWSI
Signature: /s/ Doug Smith	Signature: /s/ Martin Nielson
Name: Doug Smith	Name: Martin Nielson

Title: Chief Executive Officer	Title: Founder, CEO

Date: March 10, 2013	Date: 10, March, 2013

Schedule A
Top Level Design

Top level design here

A - 1

Schedule B
Preliminary Schedule

Task	Approximate Time

Design phase

Development of Functional specification	[not to exceed 4] weeks from start plus 20 hours of EWSI time for communications

Prototype phase

Development of Proof of Concept	[not to exceed 4] weeks from approval of functional specification plus 10 hours of EWSI time for communications

Production phase

Design Begins	Upon approval of prototype
Design Finished	[2] weeks from beginning production phase
Alpha 1	[4] weeks from beginning production phase
Alpha 2	[6] weeks from beginning production phase
Beta 1	[8] weeks from beginning production phase
Beta 2	[10] weeks from beginning production phase
Final Sign-off	[not to exceed12] weeks from beginning production phase plus 10 hours of EWSI time for communications

B - 1

Schedule C
Production phases and Milestones
$67,000 Contract Price

Task	Cost

Design phase

Development of Functional specification	$10,000

Prototype phase

Development of Proof of Concept	$10,000

Production phase

Design Begins	-
Design Finished	$10,000
Alpha 1	$7,000
Alpha 2	$7,000
Beta 1	$7,000
Beta 2	$7,000
Final Sign-off	$9,000
Total	$67,000

C - 1